All transactions listed below relate to sales of Common Stock of Riverbed
Technology, Inc. on August 7, 2007.

SHARES        PRICE       SHARES BENEFICIALLY OWNED AFTER TRANSACTIONS
3600         43           96678
400          43.2         96278
200          43.14        96078
600          43.16        95478
700          43.15        94778
600          43.02        94178
2600         43.01        91578
3500         43.04        88078
1100         43.03        86978
900          43.1         86078
700          43.12        85378